Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc.	Contact:
1300 Nicollet Mall, Suite 5300	ICR
Minneapolis, MN 55403	Kathleen Heaney
www.bucainc.com	(203) 803-3585

BUCA and SEC Reach Settlement Agreement

Minneapolis, Minnesota — September 28, 2007 — BUCA, Inc. (NASDAQ: BUCA) announced today that the Securities and Exchange Commission (SEC) simultaneously commenced and settled with BUCA a lawsuit alleging violations of federal securities laws. The lawsuit and settlement relate to the SEC Enforcement Division’s investigation of certain accounting practices and other actions by former BUCA officials.

Pursuant to the terms of the Consent filed with the Court for its approval, BUCA agreed, without admitting or denying any wrongdoing, to be enjoined from future violations of the securities laws. The company was not required to pay any monetary fine in connection with the settlement.

Wallace B. Doolin, the company’s Chairman and Chief Executive Officer, commented, “We have cooperated fully with the SEC and we believe that the investments we made in systems, processes and infrastructure over the past several years have allowed us to reach this settlement, which will have no additional financial impact to the company.”

Since Doolin and the new management team took over at BUCA in late 2004 and early 2005, the company has made a variety of changes to improve the company’s processes and procedures.

These include: replacing virtually the entire senior management team; strengthening the company’s accounting organization; adopting numerous policies and procedures; purchasing and implementing a new financial accounting software system; and engaging the Center for Ethical Business Cultures to assist with communicating the company’s ethical culture. The company has also successfully remediated its previous material weaknesses in internal control over financial reporting, with no material weaknesses found in the most recent fiscal year-end review.

About the Company:

BUCA, Inc. owns and operates 91 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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